Exhibit 1.04

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8632
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software To Expand Its HRM Solutions in China’s Large State-Owned

Enterprise Market Through its Franchise Partnership with

Hinge Software

ATLANTA, SHANGHAI, May 04, 2010 — CDC Software Corporation (NASDAQ: CDCS), a hybrid enterprise software provider of on-premise and cloud deployments, today announced it has added Beijing Hinge Xin Yuan Software Co., Ltd. as the latest franchise partner that it expects will help expand its CDC Platinum HRM solutions into the large state-owned enterprise (SOE) market in China. Beijing Hinge Xin Yuan Software is the subsidiary of Shanghai-based Hinge Software focusing on HRM market segment in China.

As part of this franchise partnership, CDC Software initially plans to invest a 19 percent stake in Beijing Hinge Xin Yuan Software with an option to acquire up to a 51 percent controlling interest in the future. Beijing Hinge Xin Yuan Software will be the latest addition to CDC Software’s Franchise Partner Program and the second franchise partner in China. Formed in 2006, CDC Software’s Franchise Partner Program helps CDC Software establish strategic relationships with partners in selected geographies, with a focus on emerging markets, through majority control, as well as minority investments. CDC Software currently has franchise partners located in India, China, South America, Spain and Mexico.

As part of this partnership, Beijing Hinge Xin Yuan Software is expected to resell CDC Platinum HRM solutions to SOE customers in China. According to CCW Research, a leading IT market research company in China, the China e-HR market for software solutions in 2009 was reportedly a $141 million market which is expected to rapidly increase in 2010. As part of reselling CDC Platinum HRM, Beijing Hinge Xin Yuan Software is also expected to leverage CDC Software’s extensive services and support infrastructure in China. Some of Hinge Software’s more than 100 customers include Air China, Dalian Port Company, Angang Steel

Company, Sinopec, and many others. In turn, CDC Software plans to resell certain Hinge Software e-HR functionality, including its reporting and e-Performance applications, to its more than 1,000 customers that include multi-national companies (MNC) representing some of the world’s leading global brands. CDC Platinum HRM customers include Pfizer, Bertelsmann, SODEXO, Philips Electronics (Beijing), Mitsubishi Chemical, Beijing SE PUTIAN Mobile Communications Co., Ltd (BMC) a Sony Ericsson investment, Omni Industries, China Life Insurance, Merial Animal Health and many other leading brands.

“We are excited about CDC Software’s planned investment in Beijing Hinge Xin Yuan Software,” said Ricky Lei CEO of Hinge Software. “CDC Software’s Franchise Partner Program investments and acquisitions have performed well under support from CDC Software through leveraging of the company’s global business and technology infrastructure. Together, we hope our combined solutions will become a market-leading HRM solution for both the MNC and SOE markets in China.”

“We are very pleased to invest in Beijing Hinge Xin Yuan Software which has an excellent reputation and proven track record of successful implementations thanks to the outstanding leadership from Ricky,” said Edmund Lau, vice president, Greater China for CDC Software. “We believe the SOE market holds significant growth potential for CDC Platinum solutions and will help accelerate CDC Software’s organic growth in China. We believe this partnership positions us strongly as one of the leading enterprise software companies offering a HRM solution for both the MNC and SOE markets. We are also offering a HRM solution that directly addresses the complex business and regulatory requirements in China without costly customization that is frequently required for other enterprise software solutions offered in this country. This partnership also helps further advance our strategy to increase sales in China so it makes up a more significant portion of our revenue in the near future.”

The strategic investment in Beijing Hinge Xin Yuan Software and the formation of the strategic relationship are subject to, among other things, the completion of due diligence and the negotiation and execution of definitive documentation.

About Hinge Software

Founded in 2003, Shanghai-based Hinge Software Co., Ltd. offers business information infrastructure software and services including its e-HR product line. Its solutions enable companies to measure and improve corporate performance with insight into the market and the organization. The company serves enterprise customers in various industry sectors, including banking, manufacturing, energy, transportation, and government. http://www.hingesoftware.com/, which is not part of this press release.

About CDC Platinum HRM

CDC Platinum HRM is a leading human capital management (HCM) solution specifically designed to meet the business and regulatory requirements of mainland China and Hong Kong. The Human Resources and Payroll applications are used by more than 1,000 companies, including multinationals, small- and medium-sized domestic companies, and state-owned enterprises. The solution provides employee information management, compensation and benefits processing and analysis, time and attendance tracking management, employee self-service, leave management, recruitment training and development, employee performance review and analysis, company assets management, employee succession planning, budgeting and organization charting, etc. With CDC Platinum HRM, companies are able to streamline their human resource management processes and improve their employee satisfaction levels. www.platinumchina.com.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a hybrid enterprise software provider of on-premise and cloud deployments. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise resource planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 6,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our expectations for completing this investment in Hinge Software and the terms thereof, if at all, our expectations regarding the potential benefits of acquiring Hinge Software, our expectations regarding our continued expansion in the China region and other countries, our beliefs about the competitive and market position of Hinge Software, the China market in general, our penetration thereof, and growth opportunities in that area, our beliefs regarding Hinge Software’s enterprise technology, our beliefs regarding the China enterprise market, our expectations regarding our ability to attain future expansion and success with customers of Hinge Software, our beliefs regarding the timing and availability for any products developed or to be sold, our beliefs regarding Hinge Software’s and other Franchise Partners’ financial and operational performance post-investment, our beliefs regarding Hinge’s reselling efforts for our products, and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise software market in China, the ability of CDC Software and Hinge products to address the business requirements of the market, demand for and market acceptance of Hinge technology, as well as: (a) the ability to realize strategic objectives by taking advantage of market opportunities in China; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations in our companies; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful products and services; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; and (h) the possibility of development or deployment difficulties or delays; If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Also, the results and benefits experienced by customers and users set forth in this press release may differ from those of other users and customers. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.